October 21, 2002

Mr. Michael J. Valentino
c/o Alpharma, Inc.
Fort Lee, NJ 07024

Dear Mike:

This Agreement (including its Exhibits, the "Agreement") sets forth the terms of your employment as President and Chief Operating Officer, Global Pharmaceuticals for Alpharma Inc. (together with its successors and assigns, "Alpharma" or the "Company").

As President and Chief Operating Officer, Global Pharmaceuticals you shall have all the authorities, duties and responsibilities customarily exercised by an individual serving in those positions in a company the size and nature of the Company. You agree to devote substantially all of your business time, skill, attention and best efforts to the discharge of your duties and responsibilities. You shall report directly to the Company's Chief Executive Officer ("CEO") and be subject to the CEO's reasonable direction in the performance of your responsibilities hereunder (provided such direction is not inconsistent with your duties and responsibilities under this Agreement and the compliance with such directions shall not constitute a violation of applicable law or reasonable business ethics). With the consent of the Chief Executive Officer (which shall not be unreasonably withheld) you may serve on the boards of a reasonable number of other business entities, trade associations and/or civic or charitable organizations, engage in charitable activities and manage your personal and family investments, as long as such activities do not materially interfere with the proper performance of your duties and responsibilities for the Company. In all events, you shall be permitted to continue to serve as a member of the board of directors of the non-profit corporation on whose board you are currently serving.

All capitalized terms not defined herein are defined in Exhibit A attached hereto.

1. Your annual salary shall be $500,000 paid on a bi-weekly basis. You shall be eligible for a salary review for any increase, based on your performance, in April 2004 and each anniversary thereafter. Your annual salary shall not be decreased for any reason without your prior written consent. Also, you shall be paid a $100,000 sign-on award in your first paycheck.

2. You shall participate in the Company's Performance Incentive Plan, with a bonus target equal to 60% of your annual salary ("Target Bonus"). Please note that the incentive payment depends upon both individual and Company performance pursuant to individual goals and Company financial targets established annually by the Compensation Committee of the Board of Directors of the Company. You shall be guaranteed an award of $100,000 for our 2002 performance year, paid to you by March 15, 2003.

3. Also, you shall be awarded a supplemental retirement benefit of a single lump sum of $200,000. This amount shall be deposited into an account in your name in our non-qualified Savings Plan upon the Effective Date and is secured through a Rabbi Trust, which is administered by T. Rowe Price with the same investment vehicles as our qualified 401(k) plan. You shall be 100% vested in this benefit and its investment performance upon the second anniversary of the Effective Date. This benefit shall be forfeited if, prior to the vesting date, you resign voluntarily from the Company (other than for Disability or due to Good Reason) or your employment is terminated for Cause. However, the benefit (including its investment performance) shall become immediately vested upon a termination of your employment due to death or Disability, a termination of your employment by the Company without Cause, a resignation by you for Good Reason or a termination of employment by the Company following a Change of Control, in all events prior to the vesting date, provided, however, that if there is a Change of Control and the successor company does not assume the non-qualified Savings Plan, this supplemental retirement benefit (including its investment performance) shall immediately vest upon the Change of Control.

4. To recognize your prior career achievements and to further align you with our Company's shareholders, within 5 business days after the Effective Date you shall be awarded an option to purchase 75,000 shares of the Company's Class A Common Stock with a grant price equal to the closing stock price for said shares on the New York Stock Exchange on the date of grant. All stock options become exercisable in 25% increments on the first four anniversary dates of the Effective Date, and all vested options shall remain exercisable through the tenth anniversary date of the grant, provided that if your employment terminates, the options shall remain exercisable for the period stated in the applicable stock option plan or agreement. Any exercise of stock options shall also comply with all applicable laws and the policies and procedures of the Company, as in effect from time to time, relating to insider trading and short swing profits. All other terms and conditions of such stock options shall be as set forth in the Company's

Employee Stock Option Plan and the Stock Option Contract in the same form as presently utilized for the Chief Executive Officer of the Company.

You shall be eligible to participate in further grants of options under Alpharma's Employee Stock Option Plan, and any other equity or long-term incentive plans of the Company (the "Plans"), each year during your employment on at least as favorable a basis as other similarly-situated executives taking into consideration your prior performance and ongoing recognition of your contributions to the continued success of our Company. The award range for your level is presently 35,000 to 50,000 shares. As we are accelerating our 2003 annual stock option awards (normally granted in the Spring) to Fall 2002, and due to a plan limitation of 100,000 shares to any executive in the same calendar year, we shall award you an additional 35,000 to 50,000 shares in January 2003 (which stock options shall become exercisable in 25% increments on the first four anniversary dates of the Effective Date and shall remain exercisable through the earlier of the tenth anniversary date of the grant or 30 days after your termination of employment, regardless of cause or reason). All other terms and conditions of future stock options shall be in accordance with the terms of the Plans and the applicable stock option agreement, as in existence from time to time (which shall be on terms as favorable to you as given to other similarly-situated executives of the Company).

5. You shall receive an Automobile Allowance of $21,000 per year. The Company also shall reimburse you up to $2,000 per year for maintenance expenses and reimburse you for personal automobile insurance for one car as well as a one-million dollar personal liability/umbrella policy (with any reimbursements for maintenance or insurance premiums "Grossed-Up" for your tax liability). Also, you shall receive a Financial Planning Allowance of $5,000 per year ("Grossed-Up" for your tax liability). In 2003, we will be combining all of these allowances into one overall Executive Allowance, including tax gross-ups for automobile maintenance, insurance and financial planning allowances.

  (a) If your employment is terminated without Cause or you resign for Good Reason, in addition to any other entitlements or benefits set forth in this Agreement, you shall be entitled to: (a) 24 months of salary continuation ("Salary Continuation Period"), (b) 2 times your Target Bonus (which in no event shall the Target Bonus be less than 60% of your annual salary) and (c) continuation of executive allowances (including those provided pursuant to paragraph 5 above) during the Salary Continuation Period, provided that in the event you terminate your employment pursuant to clause (f) of the definition of "Good Reason," and such termination is (i) prior to the second anniversary of the Effective Date and (ii) there has not been a Change of Control, the "Salary Continuation Period" defined above shall be 18 months (with the bonus equaling 1.5 times Target Bonus). If your employment is terminated in connection with a Change of Control or within two years after the Change of Control, the "Salary Continuation Period" defined above shall be 30 months (with the bonus equaling 2.5 times Target Bonus). All outstanding stock options shall become vested upon a Change of Control and, unless a longer exercise period is set forth in the applicable Plan or award agreement, shall remain exercisable until 30 days after your termination of employment, regardless of cause or reason (other than for death, retirement in good standing or Disability in which events the terms of the Plan and award agreement shall prevail).
    Any payments under subparagraph (a) shall be contingent upon and in consideration of you executing the release attached hereto as Exhibit B, provided that the Company irrevocably agrees to execute such release upon your execution of the release attached hereto as Exhibit B. Neither party shall have an obligation to execute said release if either you or the Company are contesting, or have taken action to contest, your rights to receive payments under subparagraph (a) pursuant to the procedure contained in paragraph 10.
    The benefits contained in subparagraph (a) shall be in lieu of any benefits, rights or payments under the Company's Severance Plan and Change in Control Plan; provided that, if such Plans, as in effect upon your termination of employment, would provide you with any payment or benefit in excess of the terms of subparagraph (a) (including any payment or benefit not provided for in subparagraph (a)), you shall be entitled to such greater payment or benefit under such plans in lieu of the lesser payment or benefit contained in subparagraph (a) (on a payment-by-payment or benefit-by-benefit basis).
    During any Salary Continuation Period, you shall continue to participate in the Company's healthcare plans at normal employee rates and be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans to the same extent as in effect immediately prior to the commencement of the Salary Continuation Period. At the end of the Salary Continuation Period, you shall be entitled to continued health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").
    In the case of any termination of your employment with the Company, you (or your estate, as the case may be) shall also be entitled to any amounts earned which remain unpaid (including the balance of any incentive awards due for performance periods which have been completed) and other benefits, rights or entitlements, including senior-level benefits, if any, in accordance with any applicable Company plan, program, policy, arrangement or other agreement in effect and applicable to you, and the circumstances of your termination of employment, at the date of such termination, including, but not limited to, any benefits under paragraph 9 below. In addition, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or otherwise, and there shall be no offset against amounts or entitlements due you under this Agreement or otherwise on account of (i) any claim the Company (or any affiliate) may have against you or (ii) any remuneration or other benefit earned or received by you after such termination.
    A voluntary resignation by you shall not be deemed to be a breach of this Agreement. The Company shall employ you on an at-will basis, which means that your continued employment hereunder shall have no specific duration and that, subject to the provisions of this Section 6 and Exhibit A, either Party may terminate your employment hereunder at any time, with or without Cause or with or without Good Reason.
    Upon a termination for Cause, a termination as a result of your death or "Disability," or a voluntary resignation by you (for other than Good Cause whereupon you shall receive the benefits contained in this paragraph 6), you shall not be entitled to any compensation or continuing benefits from and after your date of termination of employment; except under subparagraphs 6(e) and 6(i), paragraph 7 and paragraph 12, and, in addition, with respect to death and Disability, paragraph 3.
    Except as otherwise provided in this Agreement, including paragraph 3, paragraph 6(i), paragraph 7 and paragraph 12 herein, upon any termination of your employment, your rights against the Company for payment of compensation and continuing benefits shall be strictly limited to the compensation and benefits provided in this paragraph 6 (to the extent the circumstances of such termination provide for compensation and benefits under the terms of this paragraph 6) and you hereby waive any right to any further damages, payments or compensation on any legal theory, whether at law or in equity, whatsoever except to the extent such claim for damages, payments or compensation relates to a claim not waived by you pursuant to the release attached hereto as Exhibit B.
    Finally, in the event any Company plan, program, policy, arrangement or other agreement in effect at the date of your termination (other than the Severance or Change in Control plans, but only to the extent such plans apply to a termination without Cause or a resignation by you for Good Reason) would provide you with a greater entitlement or benefit upon a Change of Control or any termination of employment, on an aggregate basis, than the aggregate of the entitlements and benefits provided in this Agreement, you shall be entitled to such greater entitlements or benefits, provided that in no event shall you be entitled to receive duplicate payments or entitlements for the same entitlement or benefit.

7. You shall be entitled to indemnification as set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation as in effect as of the Effective Date and as amended from time to time; provided that any such amendment shall not provide you with less protection than provided at such time to the Chief Executive Officer of the Company. As an officer of the Company, you shall also be covered under our Directors' and Officers' Liability Insurance policies (as in effect from time to time) both for ongoing and, after termination of employment, any past service with the Company on at least as favorable a basis (including the period of coverage) as other directors and senior executives of the Company . Nothing in this Agreement shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the Company's Amended and Restated Certificate of Incorporation, by-laws or under applicable law. In consideration for such indemnification you shall give the Company reasonably prompt notice of any matter covered by such indemnification and take all other actions to cooperate with the Company in the manner provided in the Company's Certificate of Incorporation or any applicable policy of insurance. The Company agrees to indemnify you and hold you harmless against any and all costs, expenses, liabilities and losses (including without limitation, attorneys' fees, judgments, fines, penalties and amounts paid or to be paid in settlement and any amounts incurred by you to enforce your rights to indemnification herein) incurred or suffered by you in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, which is currently pending or which may result from facts or circumstances taking place or in existence prior to your commencement of employment under any current governmental or regulatory action, investigation or proceeding.

8. You shall earn vacation at a rate of 20 days per year, which is accrued on a pay period basis. You shall also be given 12 holidays each calendar year (six of which are designated as floating holidays).

9. You shall be entitled to participate in any Company plans, programs or arrangements on a basis at least as favorable as other similarly-situated executives. In all events, you shall be entitled to the Alpharma benefit package that includes the following as may be amended or altered from time to time provided any such amendment or alteration applies equally to all similarly-situated executives:

    A Defined Benefit Pension Plan fully paid by the Company in which qualified employees vest 100% after 5 years of employment. The Company also provides a Supplemental Executive Retirement Plan.
    A Qualified and Non-Qualified Savings Plan, similar to a 401(k) plan, to which you can contribute the statutory maximum to the Qualified Plan and an unlimited percentage of pre-tax salary and incentive compensation (not subject to IRS limitations) to the Non-Qualified Plan. The first 6 percentage points of contributions shall be matched by the Company on a scale ranging from 40% to 100%, based on your length of service. You shall be able to invest all contributions in the same accounts offered to participants of the Company's 401(k) plan, which is administered by T. Rowe Price. Enrollment is subject to plan provisions.
    A Stock Purchase Plan in which you can contribute up to 4% of salary for the purchase of Alpharma's stock. The Company shall match 50% of your contributions. The Company's match is vested at the end of each quarter. Enrollment is subject to plan provisions.
    A Group Health and Medical Plan for which you pay $56.77 for family coverage, on a bi-weekly/payroll basis. The Company pays the remainder of the premium. You become eligible for this benefit upon the start of your employment.
    Company paid Basic Life, and Accidental Death and Dismemberment Insurance equal to three times your base salary, up to a maximum benefit of $1,000,000 for each plan. In 2003, you shall be able to purchase supplemental life insurance up to three times salary with a maximum benefit of $750,000 or $1,000,000, with satisfactory evidence of good health.
    A Short-term Disability Program that pays 66% percent of your base salary for six months, and a long-term disability plan that provides a monthly benefit equal to 60% of salary up to a maximum monthly benefit of $10,000.
    A Tuition Assistance Program, which pays for job related studies provided the course is passed with a grade "C" or better.

All of these benefits are subject to the provisions of the applicable plans, as in existence from time to time. The present plans are available to you upon request prior to your execution of this Agreement.

10. Any disputes or claims arising under or in connection with this Agreement, your employment with the Company, or the termination thereof, shall be resolved by binding arbitration, to be held in New York City, New York in the borough of Manhattan in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Each party shall bear its own counsels' fees in arbitration, and shall share equally the costs of arbitration. Neither party shall be entitled to punitive damages.

11. The Company represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

12. The Company shall reimburse you for all reasonable business-related expenses incurred by you in the performance of your duties.

13. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 13 (or such other address as the recipient shall have specified by ten (10) days' advance written notice given in accordance with this paragraph 13). Such communication shall be addressed to you at your home address and to the Company at its corporate headquarters (unless such address is changed in accordance with this paragraph 13).

14. This Agreement, including its Exhibits, constitutes the sole agreement between the Parties as to the subject matter hereof and supercedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement may only be modified by a written document signed by you and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the wavier is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms and provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. Except to the extent that this Agreement has been made specifically subject to Company plans, policies, arrangements or other agreements, in the event of any inconsistency between the terms of this Agreement and the terms of any Company plan, policy, arrangement or other agreement, the terms of this Agreement shall control. Notwithstanding the foregoing, in all events the definitions of "Cause" and "Good Reason" (or such similar definitions) as set forth in Exhibit A shall control.

15. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, each of the parties and their heirs, representatives, successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to the sale or transfer of all or substantially all of the Company's assets, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. Your rights or obligations may not be assigned or transferred by you, without the Company's prior written consent, other than your rights to compensation and benefits, which may be transferred by will or operation of law. You shall be entitled, to the extent permitted under applicable law or the relevant plan or policy, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

16. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be reformed so as to give maximum legal effect to the agreements of the Parties contained herein; provided, however, that such reformation shall be effective only if the economic or legal substance of the transactions contemplated hereby would not thereby be affected in any manner adverse to either party.

17. Except as specifically stated herein, nothing in this Agreement shall prevent or limit your continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company or any of its subsidiaries or affiliates and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with the Company or its subsidiaries or affiliates.

18. This Agreement shall be governed in all respects by the laws of the State of New Jersey, without regard to conflicts of law principles to the extent that such principles would require the application of the laws of another jurisdiction. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes. As long as you are employed, this Agreement itself (as distinguished from your employment) may not be terminated by either you or the Company without the written consent of the other party.

19. You agree, that by entering into this Agreement, you will be deemed to have executed and agreed to be bound by the terms and conditions of the Non-Disclosure Agreement in the form attached hereto as Exhibit C.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the date first written above (the "Effective Date"). This Agreement shall be binding on the parties as of the Effective Date.
ALPHARMA, INC.

/s/ Ingrid Wiik Name: Ingrid Wiik Title: President and Chief Executive Officer

Accepted and agreed to:

/s/ Michael J. Valentino________

Michael J. Valentino

Exhibit A

Definitions

"Cause" shall mean:

(a) you are convicted of a felony involving theft, embezzlement or moral turpitude;

(b) you willfully provide direct and material assistance to any person or entity which is in direct and material competition with the Company to enable such person or entity to compete with the Company; or

(c) in carrying out your duties, you have engaged in conduct that constitutes gross neglect or gross misconduct, resulting, in either case, in material economic harm to the Company.

For purposes of clause (b) above, disclosing Confidential Information (as defined in the Non-Disclosure Agreement attached hereto as Exhibit C (the "Non-Disclosure Agreement")) to the extent permitted by the Non-Disclosure Agreement shall not be deemed to be a basis for terminating your employment pursuant to clause (b) above. For the purposes of clause (c) above, (i) "gross neglect" or (ii) "gross misconduct" shall mean that you acted in bad faith and without a reasonable belief that your actions or omissions were in, or not opposed to, the best interests of the Company.

Anything herein to the contrary notwithstanding, your employment shall not be terminated for "Cause" within the meaning of clauses (b) or (c) above, unless you have been given written notice by the Board of Directors of the Company (the "Board") of the intention to terminate you for Cause, such notice to state in reasonable detail the particular act or acts or failure or failures to act that constitute the basis for such termination. You shall have ten (10) calendar days after the date that such written notice has been given to you in which to cure such conduct. If such conduct is incurable, or if you fail to cure such conduct within the aforesaid 10 calendar days, you shall then be entitled to a hearing before the full Board, and, thereafter, upon a determination by unanimous vote (and written notice to you) of the independent directors (as that term is used in the final proposed corporate governance rules of the New York Stock Exchange) of the Company that Cause exists, you shall be terminated for Cause.

"Change of Control" shall mean the occurrence of any of the following events in (a)(i) - (iv) or (b):

(a) (i) The acquisition by any person, entity or "group" within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock sufficient to elect a majority of directors;

(ii) persons who, as of the date of this Indenture, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii) approval by the stockholders of the Company or a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors in the election of directors of the reorganized, merged or consolidated company; or

(iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any person;

provided, however, that for the purposes of clauses (i) - (iv) above, the terms "person", "entity" and "group" shall not include (x) A.L. Industrier AS ("Industrier"), (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of the Company beneficially owned by Industrier to the shareholders of Industrier, unless a Change of Control of Industrier has occurred or occurs concurrently with such a distribution, or in series of related transactions of which such distribution is part, (determined without regard to this clause (y) of this proviso) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant of the estate of Mr. Sissener (each, an "EWS Party"), or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Party or any group of which any EWS Party is a member. For purposes of the preceding sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Company property solely to any persons identified in clauses (x), (y) and (z) of the proviso of such sentence.

(b) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

"Disability" shall mean that you are receiving benefits under the Company's long-term disability insurance plans and policies.

"Good Reason" shall mean the occurrence of any of the following without your prior written consent provided that you take action to terminate your employment within 90 days after you have knowledge of such occurrence:

(a) a reduction in your then current Base Salary, Target Bonus or target equity opportunity;

(b) a material diminution in your duties, responsibilities, authorities, powers or functions, or the assignment of duties to you that are inconsistent with your position, so that, in the reasonable exercise of your discretion, you are unable to carry out your duties hereunder as contemplated at the time this Agreement was entered into (provided that any direction given to you by the Chief Executive Officer of the Company which is in the reasonable use of her authority as your superior, the compliance with which shall not constitute a violation of applicable law or reasonable business ethics and which is consistent with your duties and responsibilities under this Agreement, shall not constitute a breach of this subparagraph);

(c) your removal as President or Chief Operating Officer (or from any other position you assume after the Effective Date in connection with your primary duties with the Company), or the failure to elect or reelect you to any such positions (including any position, as defined herein, you assumed after the Effective Date);

(d) a relocation of the Company's headquarters to a location more than 50 miles from its current location;

(e) a change in your reporting relationship such that you no longer report directly to the Chief Executive Officer of the Company (except to the extent you yourself are appointed to this position);

(f) the Chief Executive Officer as of the Effective Date is no longer the Chief Executive Officer and you are not appointed her successor;

(g) a breach by the Company of any material provision of this Agreement or of any equity award or agreement of yours; or
  the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets after any combination, merger, consolidation, sale, liquidation or similar transaction.

Anything to the contrary herein or in the Agreement notwithstanding, you shall not have a "Good Reason" to terminate the Agreement unless you have given the Company written notice setting forth the act or acts that constitute "Good Reason" and the Company shall have failed to cure such conduct within 15 days of your providing such notice. If the Company and you disagree on the existence of "Good Reason," the arbitration provisions of the Agreement shall apply. If the Company fails to cure such act or acts that constitute "Good Reason" the Company shall not be able to terminate your employment for Cause after you have given the Company written notice of the act or acts that constitute "Good Reason." If you and the Company disagree on the existence of "Good Reason" such disagreement shall not constitute Cause for termination but the Company may terminate you for any other act or acts which constitute Cause; with both the existence of Cause and Good Reason being finally determined pursuant to paragraph 10 of the Agreement.

"Grossed Up" shall mean the Company shall pay you, on or prior to the date you incur any federal, state or local tax liability in respect of any reimbursement or compensation, an additional payment (the "gross-up payment") such that after payment by you of all federal, state and local taxes on such gross-up payment the amount remaining will equal the applicable tax liability on such reimbursement or compensation.

Exhibit B

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is entered into between Alpharma, Inc. (the "Company") and Michael J. Valentino ("Executive") as of _________, _____ (the "Effective Date"). The Company and Executive shall be referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, the Parties entered into an employment agreement dated October 22, 2002 (the "Employment Agreement"), that remains in full force and effect as of the date of Executive's termination of employment.

WHEREAS, Executive's employment has been terminated by the Company without Cause or by Executive for Good Reason (as defined in the Employment Agreement) and, as such Executive is due certain payments and entitlements pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the Parties agree as follows:

1. Executive's Release.

(a) Executive acknowledges that the payments under paragraph 6(a) of the Employment Agreement are in excess of what he would otherwise be entitled to receive, and hereby releases, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns ("Executive Releasees"), the Company and each of the its subsidiaries, their affiliates, officers and directors (collectively, the "Company Releasees") from and against any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which he now has or may later have against the Company Releasees arising out of, or relating to, his employment with the Company or any affiliate, or the termination thereof, on or prior to the Effective Date (a "Released Claim"), including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the United States Constitution, the Constitution of the State of New Jersey and/or any and all other local, state or federal statute, law, order, rule, regulation or ordinance (including but not limited to labor, employment, benefit or wage matters), and/or any and all contract or tort claims. Anything to the contrary notwithstanding in the Employment Agreement or this Agreement and Release, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right Executive may have to enforce this Agreement and Release or the Employment Agreement, (ii) any right or claim that arises after the Effective Date, (iii) any claim that cannot be waived by law, including, but not limited to, any right to file for unemployment insurance, (iv) any right Executive may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (v) Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company or any affiliate or any applicable insurance policy, with respect to any liability Executive incurs or incurred as an employee or officer (or as a director, if applicable) of the Company or any affiliate or (vi) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company are jointly liable.

(b) In signing this Agreement and Release, Executive represents that he has not filed any Released Claim against the Company Releasees and hereby covenants not to file any such Released Claim. Except to the extent prohibited by law, Executive further agrees that, in the event any Released Claim is brought by a governmental agency against the Company, this Agreement and Release shall serve as a complete defense to such Claim.

(c) Executive confirms that he has reviewed this Agreement and Release and the conditions relating to his termination of employment with the Company with counsel. Executive understands that he has 10 business days after the Effective Date to revoke his agreement to this Agreement and Release but that, if he does not take such action within the aforesaid 10 business-day period, this Agreement and Release shall be irrevocable, valid and binding upon him. Executive further acknowledges that in order to receive payments under paragraph 6(a) of the Employment Agreement (a) this Release must be executed and (b) Executive must not have taken any action to revoke this Agreement and Release within the 10 business days after the Effective Date.

2. Company's Release.

(a) The Company, on behalf of itself and the other Company Releasees, hereby release the Executive Releasees from any and all Released Claims, including, without limitation, any and all claims arising under federal, state or local employment law or ordinance, tort, contract or breach of fiduciary duty or public policy, or alleged violation of any other legal obligation. Anything to the contrary notwithstanding in the Employment Agreement or this Agreement and Release, nothing herein shall release any Executive Releasee from any claims or damages based on (i) any right the Company may have to enforce this Agreement and Release or the Employment Agreement, (ii) any right or claim that arises after the Effective Date, (iii) any right that cannot be waived by law or (iv) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which Executive and the Company are jointly liable.

(b) In signing this Agreement and Release, the Company represents that it has not filed any Released Claim against the Executive Releasees and hereby covenants not to file any such Released Claim. Except to the extent prohibited by law, the Company further agrees that, in the event any Released Claim is brought by a governmental agency against Executive, this Agreement and Release shall serve as a complete defense to such Released Claim.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Release, as of the Effective Date.
Executive	ALPHARMA, INC.

___________________________	________________________
Michael J. Valentino	Name: Title:

Exhibit C

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (the "Agreement") is made by the undersigned ("I" or "me") with Alpharma Inc. ("Employer"), a Delaware corporation with an office at One Executive Drive, Fort Lee, NJ 07024.

The covenants contained herein are made by me as an employee, in consideration of the compensation to be paid to me during my employment with Employer.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, I agree as follows:

1. Definitions. The following terms when used in this Agreement with initial capital letters shall have the respective meanings set forth below:

"Confidential Information" shall mean all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by me, in the performance of duties for Employer and that relates to the business, products, services, customers, research or development of Employer, its affiliates, or third parties with whom Employer does business or from whom Employer receives information (provided that in the case of information of third parties, I know, or should have known, such information was required to be kept confidential by Employer). Confidential Information shall not include any information that (i) has become publicly known or known within the relevant trade or industry through no wrongful act or breach by me of any obligation of confidentiality under this Agreement or (ii) I can demonstrate (x) was rightfully received by me on a non-confidential basis from a third party (provided that such third party is not known to me to be bound by a confidentiality agreement with Employer or another party) or (y) was lawfully known to me prior to the time it was disclosed to me by Employer or learned by me during my employment.

2. Non-disclosure of Confidential Information.

(a) Unless I first secure the written consent of an officer of Employer, I shall not intentionally disclose or use at any time, either during or after employment by Employer, any Confidential Information obtained by me during the course of my employment other than in the ordinary course of performing my services for Employer or any affiliate. Anything herein to the contrary notwithstanding, the provisions of this Paragraph 2(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order you to disclose or make accessible any information or (ii) with respect to any litigation, arbitration or mediation involving this Agreement or any employment agreement between me and the Employer, including, but not limited to, the enforcement of any such agreement.

(b) I further agree that I will use my best efforts to safeguard Confidential Information obtained by me during the course of my employment which remains in my possession in order to protect it against unintentional disclosure or misuse by unaffiliated third parties or espionage, loss and theft. Nothing herein shall be construed to prevent me from using my general knowledge and skill after termination of this Agreement, whether such knowledge or skill is acquired before or during my employment by Employer.

3. Return of Materials. Upon the termination of my employment with Employer, or at any time requested, I shall promptly deliver to Employer all copies of Confidential Information in my possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information. If Employer requests, I shall provide written confirmation that I have returned all such materials. Anything herein to the contrary notwithstanding, I shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, rolodexes, personal files and phone books, (ii) information showing my compensation or relating to reimbursement of expenses, (iii) information that I reasonably believe may be needed for tax purposes, (iv) minutes of any committees on which I served at the request of the Company and (v) copies of plans, programs and agreements relating to my employment, or termination thereof, with the Company.

4. Non-Compliance. I acknowledge that my failure to comply with any of the terms of Sections 2 and 3 of this Agreement may irreparably harm the business of Employer, and that Employer may not have an adequate remedy at law in the event of such non-compliance. Therefore, I acknowledge and agree that Employer shall be entitled to seek a court order in any court of competent jurisdiction, upon the showing of adequate proof, against acts of non-compliance by me of this Agreement, without the posting of bond or other security, in addition to whatever other remedies it may have.

5. Severability and Modification. If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, I consent to judicial modification of such provision and enforcement to the maximum extent permitted by law, provided that such modification shall be effective only if the legal substance of this Agreement as contemplated by the parties would not thereby be affected in any manner adverse to either party.

6. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, regarding such subject matter.

7. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

8. UNDERSTAND AGREEMENT. I REPRESENT AND WARRANT THAT (a) I HAVE READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT; (b) I HAVE HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF MY CHOICE IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT; (c) I HAVE HAD THE OPPORTUNITY TO ASK EMPLOYER QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS I HAVE ASKED HAVE BEEN ANSWERED TO MY SATISFACTION AND (d) I HAVE BEEN GIVEN A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, I acknowledge that this Agreement itself is neither a contract of employment nor a guarantee of continued employment and, intending to be legally bound hereby, I have executed this Agreement this _26____ day of _October__, 2002.

[Signed]__/s/ Michael J. Valentino______________

Michael J. Valentino